Exhibit 99.1

FOR IMMEDIATE RELEASE

May 31, 2012

MICRONETICS REPORTS RECORD NET SALES FOR FISCAL YEAR 2012

Fiscal Year 2012 Net Sales of $46 million, up 30% from Fiscal Year 2011

Fiscal Year 2012 Net Income of $3.4 million, up 125% from Fiscal Year 2011

Fiscal Year 2012 Cash Flow of $5.4 million Generated from Operations

Hudson, NH — (BUSINESS WIRE) — May 31, 2012 — Micronetics, Inc. (NASDAQ:NOIZ) today reported results for its fourth quarter and fiscal year ended March 31, 2012 (“FY 2012”).

Net sales were $12,258,367 for the quarter ended March 31, 2012, an increase of $2,913,873 or 31% as compared to $9,344,494 for quarter ended March 31, 2011. For FY 2012, the Company reported record net sales of $45,970,284 as compared to net sales of $35,296,705 for the fiscal year ended March 31, 2011, an increase of $10,673,579 or 30%.

The increase in net sales for fiscal year 2012 is primarily attributable to an increase in sales of integrated sub-systems for defense jamming electronic modernization and in-flight internet of approximately $4.1 million, and an increase in space and defense components of approximately $6.6 million

For the quarter ended March 31, 2012, the Company reported net income of $863,123 or $0.18 per diluted share as compared to net income of $444,137 or $0.10 per diluted share, for the quarter ended March 31, 2011. For FY 2012, net income was $3,412,565 or $0.74 per diluted share, as compared to net income of $1,517,827 or $0.33 per diluted share for FY 2011.

Backlog as of March 31, 2012 was over $26M and bookings in the quarter ended March 31, 2012 were $12M.

David Robbins, Micronetics CEO stated “We are pleased with this fiscal year’s financial performance. We achieved improved operating margins and cash flow driven from subsystems business momentum and steady components revenue growth. We expanded our product portfolio to include high performance microwave subsystems. We believe that our positive engagements with many of our key customers point toward further growth in the niche markets in which we compete.”

Micronetics manufactures microwave and radio frequency (RF) components and integrated subassemblies used in a variety of defense, aerospace and commercial applications. Micronetics also manufactures and designs test equipment and components that test the strength, durability and integrity of communication signals in communication equipment. Micronetics serves a diverse customer base, including BAE Systems, Boeing, Cobham, EADS, General Dynamics, ITT Exelis, L-3 Communications, Lockheed Martin, Northrop Grumman, Raytheon, Rockwell, Telecom Industries, Teradyne, and Thales. Additional information can be found on our website at www.micronetics.com.

Some of the statements contained in this news release are forward-looking statements, including statements regarding positive engagement with key customers and further growth in niche markets. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, including but not limited to reductions in spending by certain of our customers, yearly and quarterly fluctuations in our operating results, trends and factors affecting our markets which may reduce demand and pricing pressure on our products, our reliance on a limited number of customers, risk that federal government contracts may be terminated at any time, factors which may negatively affect our gross margins, our ability to attract and retain key technical and management personnel, our ability to operate and integrate acquired companies, our ability to manage our growth, disruptions in supply or production, increased levels of debt, future economic conditions in our industry and generally, as well as other factors. The information in this release should be reviewed in conjunction with Micronetics’ Annual Report on Form 10-K for its fiscal year ended March 31, 2012 as well as its other filings with the Securities and Exchange Commission.

INCOME STATEMENT DATA ($000s omitted except per share data)

	Quarter Ended March 31,
	2012	2011
	(unaudited)

Net sales	$12,258	$9,345

Gross margin	3,690	2,741

Research and development	364	513
Selling, general and administrative expenses	2,038	1,518

Amortization of intangibles	79	73

Other expense	19	40

Income before income taxes	1,190	597

Provision for income taxes	327	153

Net income	863	444

Earnings per common share:
Basic	0.19	0.10
Diluted	0.18	0.10

Weighted average shares Outstanding:
Basic	4,573	4,556
Diluted	4,642	4,565

INCOME STATEMENT DATA ($000s omitted except per share data)

	Year
	Ended March 31,
	2012	2011
	(unaudited)

Net sales	$45,970	$35,297

Gross margin	14,819	11,552

Research and development	1,455	1,791

Selling, general and administrative expenses	7,442	6,899

Loss on disposal of assets	—	4

Amortization of intangibles	314	321

Other expense	166	238

Income before income taxes	5,442	2,299

Provision for income taxes	2,029	781

Net income	3,413	1,518

Earnings per common share:
Basic	0.75	0.33
Diluted	0.74	0.33

Weighted average shares Outstanding:
Basic	4,565	4,555
Diluted	4,596	4,566

CONDENSED BALANCE SHEET DATA (Unaudited)

($000s omitted)

	Year
	Ended March 31,
	2012	2011

Cash and cash equivalents	$857	$745
Working capital	13,239	9,608
Total assets	29,569	29,548
Non-current liabilities	1,252	1,593
Shareholders’ equity	18,694	14,934

Contact

David Robbins, CEO

Micronetics, Inc.

(603) 883-2900 x 4131